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                     October 30, 2023

       Paul McDonough
       Chief Financial Officer
       CNO Financial Group, Inc.
       11825 N. Pennsylvania Street
       Carmel, Indiana 46032

                                                        Re: CNO Financial
Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-31792

       Dear Paul McDonough:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance